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                                                                   EXHIBIT 10.5

                          COMMERCIAL SERVICES AGREEMENT

      This Commercial Services Agreement ("AGREEMENT"), dated as of April 1, 2004, is between Cardinal Health PTS, LLC, a Delaware limited liability company ("CARDINAL") and Adams Laboratories, Inc., a Texas corporation d/b/a Adams Respiratory Therapeutics ("ADAMS").

                                    RECITALS

      WHEREAS, Cardinal and Adams are parties to that certain Asset Purchase Agreement (the "PURCHASE AGREEMENT") dated March 24, 2004, pursuant to which Adams agreed to sell and Cardinal agreed to purchase certain assets on the terms and conditions set forth therein; and

      WHEREAS, in connection with the Purchase Agreement, Cardinal and Adams are entering into a Supply Agreement (the "SUPPLY AGREEMENT"), pursuant to which Cardinal is agreeing to manufacture and sell and Adams is agreeing to purchase certain products on the terms and conditions set forth therein; and

      WHEREAS, as a material inducement for Cardinal to consummate the transactions contemplated by the Purchase Agreement and to commit to perform the services contemplated by the Supply Agreement, Adams has agreed that Cardinal shall be Adams' preferred provider of marketing, sales, logistics, development, analytical and other services and as a material inducement for Adams to consummate the transactions contemplated by the Purchase Agreement and to commit to purchase products as contemplated by the Supply Agreement, Cardinal has agreed to provide favorable pricing to Adams for certain services, in each case on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the promises set forth in this Agreement, the parties agree as follows:

      1.    Definitions.

      (a) "ADAMS PRODUCT" means all products for which Adams now has or during the term of this Agreement obtains the rights to market or sell including without limitation products currently marketed under the Mucinex(R) brand, the ALLERx(R) brand, the Aquatab(R) brand or any replacement or successor brand of such brands and also includes any experimental (pre-commercial) product.

      (b) "AFFILIATE" as applied to Cardinal or Adams shall mean any legal entity other than Cardinal or Adams, as the case may be, in whatever country organized, controlling, controlled by or under common control with Cardinal or Adams. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least fifty percent (50%), or the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity securities of the controlled entity (or other equity or ownership interest if such controlled entity is other than a corporation) or otherwise has the power to direct or cause the direction of the management of the controlled entity.

      (c) "COMMERCIAL OUTSOURCE ACTIVITY" means marketing, sales, logistics, development, analytical and other services that support or are intended to support the

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commercialization of Adams Products if such services (a) are services of the type that Cardinal (together with its Affiliates) possesses (or can reasonably be expected to possess within the applicable timeframe) the means to provide and
(b) are not Excluded Activities. Notwithstanding anything contained herein, Commercial Outsource Activities do not include development or analytical services provided by Cardinal with respect to Mucinex(R) or any Mucinex(R) line extension pursuant to the Transition Services Agreement between Adams and Cardinal dated as of the date of this Agreement. Without limiting the generality of the foregoing, a "Commercial Outsource Activity" includes: (i) product formulation; (ii) product development (including activities to develop an enhanced, next-generation or line extension of an Adams Product); (iii) manufacture of samples or products for clinical testing or commercial sale; (iv) packaging of samples or products for clinical testing or commercial sale; (v) supply or distribution of samples or products for clinical testing or commercial sale; (vi) product sales and marketing services; (vii) funding or other risk-sharing arrangement with respect to the conduct of clinical trials of an Adams Product; and (viii) other goods or services related to the development, manufacture or distribution of pharmaceutical or health care products of a type regularly provided by Cardinal or its Affiliates.

      (d) "EXCLUDED ACTIVITY" means services relating to an Adams Product that are performed by employees of Adams in the ordinary course of business or product sales and marketing services set forth in Section 1(c)(vi) performed by a Major Pharmaceutical Enterprise that acquires exclusive rights to market the relevant Adams Product. For the avoidance of doubt, Excluded Activities, as that term relates to a Major Pharmaceutical Enterprise or its Affiliates, do not include any of those Commercial Outsource Activities set forth in Section 1(c) other than Section 1(c)(vi).

      (e) "MAJOR PHARMACEUTICAL ENTERPRISE" means (i) a company which, together with its Affiliates, had worldwide annual revenues from the sale of prescription and/or over the counter pharmaceutical, health care or personal care products in excess of $2 billion during its most recently completed fiscal year and (ii) any Affiliates of such company.

      2. Preferred Provider; Grant Of Right Of First Refusal. During the term of this Agreement, in connection with any proposed arrangement for Commercial Outsource Activities required by Adams, Cardinal shall have a right of first refusal, should Adams seek to source any Commercial Outsource Activities with a provider (other than Cardinal or its Affiliates), unless Cardinal (together with its Affiliates) does not then possess (or cannot reasonably be expected to possess within the applicable timeframe) the means to provide such Commercial Outsource Activities to Adams. In connection with any Commercial Outsource Services, Adams shall submit to Cardinal a written request for a proposal specifying Adams's requirements for the Commercial Outsource Services, including reasonably prescribed specifications, standards for materials, quality, delivery, pricing and/or service support (the "PERFORMANCE REQUIREMENTS"). Within thirty (30) days of the receipt of Adams' Performance Requirements, Cardinal shall submit a proposal to Adams for the provision of the relevant Commercial Outsource Services or such portion of such services as Cardinal possesses (or can reasonably be expected to possess within the applicable timeframe) the means to provide, proposed pricing and evidence of its ability to satisfy the Performance Requirements (the "PROPOSAL"). The parties shall then negotiate in good faith to reach agreement on applicable pricing and/or any changes to the Performance Requirements and on a definitive agreement for the Commercial Outsource Services. If the parties do not reach an agreement for the provision of the Commercial Outsource Services within thirty (30) days of Adams' receipt of the Proposal (each a "Rejected Commercial Outsource Service), then Adams shall be free to source such Rejected Commercial Outsource Services with an alternate provider (other than Adams or its

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Affiliates) so long as the material terms and/or conditions of the arrangement with the alternate provider are more favorable to Adams than the corresponding material terms and/or conditions offered by Cardinal in the Proposal or the subsequent negotiations between Cardinal and Adams.

      3.    REPRESENTATIONS AND WARRANTIES:

      (a) DUE AUTHORIZATION. Adams represents and warrants that this Agreement has been duly authorized by all necessary corporate action on the part of Adams, has been duly executed by a duly authorized officer of Adams and constitutes a valid and binding obligation of Adams. Cardinal represents and warrants that this Agreement has been duly authorized by all necessary corporate action on the part of Cardinal, has been duly executed by a duly authorized officer of Cardinal and constitutes a valid and binding obligation of Cardinal.

      (b) NO CONFLICTS. Adams hereby represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the organizational documents of Adams or any agreement, instrument, judgment, decree, law, rule or order applicable to Adams. Cardinal hereby represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the organizational documents of Cardinal or any agreement, instrument, judgment, decree, law, rule or order applicable to Cardinal.

      4.    MISCELLANEOUS.

      (a) TERMINATION. This Agreement will terminate upon the earlier of (i) the termination of the Supply Agreement or (ii) the mutual agreement of the Cardinal and Adams.

      (b) PARTIAL INVALIDITY. In the event one or more terms of this Agreement are found to violate the provisions of any applicable statute, law or regulation, the parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make this Agreement valid and enforceable, having full regard for applicable laws and the intent and purposes of the parties entering into this Agreement.

      (c) INDEPENDENT CONTRACTOR. The parties hereto are independent contractors under this Agreement and neither of the parties hereto shall have any right or authority to assume or create any obligations on behalf of, or in the name of any other party hereto or to bind the other party hereto to any contract, agreement or undertaking with any third party without the written consent of the other party hereto.

      (d) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement, and this Agreement may not be amended or modified, unless such amendment or modification is in writing and signed by a duly authorized representative of each party.

      (e) ASSIGNABILITY. Neither party shall assign this Agreement other than to Affiliates; however, in the event of any assignment, performance shall be guaranteed by the assignor in form satisfactory to the other party.

      (f) SUCCESSORS AND PERMITTED ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the permitted successors or permitted assigns of Cardinal and

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Adams respectively.

      (g) NOTICES. Any and all notices provided for shall be sent to the respective parties at the following addresses by certified or registered mail or sent by a nationally-recognized overnight courier service:

If to Cardinal:     Cardinal Health PTS, LLC
                    14 Schoolhouse Road
                    Somerset, New Jersey 08873
                    Attention: President, Modified Release Technologies
                    Facsimile No.: 732.537.6491

With a copy to:     Cardinal Health PTS, LLC
                    7000 Cardinal Place
                    Dublin, Ohio 43017
                    Attention:  Vice President and Associate General Counsel, Pharmaceutical
                    Technologies & Services
                    Facsimile No.: 614.757.5051

If to Adams:        Adams Laboratories, Inc.
                    d/b/a Adams Respiratory Therapeutics
                    Colonial Court
                    409 Main Street
                    Chester, New Jersey  07930
                    Attention: Walter E. Riehemann, Esq., General Counsel, Vice-President and
                    Secretary
                    Facsimile No.: 908.879.9784

With a copy to:     Kelley Drye & Warren LLP
                    200 Kimball Drive
                    Parsippany, New Jersey  07054
                    Attention:  Christopher G. FitzPatrick, Esq.
                    Facsimile No.:  973.503.5950

or to such other addresses as may be subsequently furnished by one party to the other in writing. Any such notice shall be deemed effective from the date of mailing.

      (h) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.

      (i) COUNTERPARTS. This Agreement may be executed in multiple counterparts, which may be delivered by facsimile, each of which shall have the force and effect of an original.

      (j) DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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      NOW THEREFORE, on the date first above written, the parties have duly executed this COMMERCIAL SERVICES AGREEMENT.

                                       CARDINAL HEALTH PTS, LLC

                                       By: /s/ Thomas J. Stuart
                                           ___________________________________

                                       Name:   Thomas J. Stuart
                                              _________________________________

                                       Title:  President, Modified Release Tech.
                                              ________________________________

                                       ADAMS LABORATORIES, INC.

                                       By: /s/ David Becker
                                           ___________________________________

                                       Name:   David P. Becker
                                             _________________________________

                                       Title:  Chief Financial Officer
                                             _________________________________


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